Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

26 September 2018

Receipt of notice from LifeScan to buy out quarterly service fee obligation

Universal Biosensors (ASX: UBI) today announced that it has received notice from the LifeScan division of Cilag GmbH International (LifeScan) of LifeScan’s exercise of its right to convert, or “buy out,” its obligation to pay quarterly service fees to UBI.

In accordance with the terms of the Master Services and Supply Agreement between Universal Biosensors Pty Ltd, UBI and LifeScan dated 14 May 2009, following delivery of the conversion notice, LifeScan is obliged to continue to pay quarterly service fees to UBI for the balance of the 2018 LifeScan financial year (as defined in Johnson & Johnson’s internal accounting policies and procedures, which ends on the last Sunday of the calendar year). Promptly after the end of the 2018 LifeScan financial year, LifeScan will calculate and within forty-five (45) days pay to UBI a one time lump sum service fee to convert or “buy out” its obligation to pay future quarterly service fees. The amount of the lump sum service fee is calculated by multiplying the total quarterly service fees for the 2018 LifeScan financial year by two.

Quarterly service fees for the first half of the current LifeScan financial year are US$9.1 million. Historically, the quarterly service fees in the second half are generally lower than the first half, reflective of the lower strip pricing of US0.75c that applies once the volume threshold of 0.5B Verio strips are sold within each year. That pricing threshold was exceeded in the second quarter this year and accordingly the lower pricing will apply for the second half.

In order to provide indicative guidance, using the assumption that the rate of growth in the sale of Verio strips in the second half of the 2018 LifeScan financial year is the same as the rate of growth in the second half of 2017, UBI indicatively estimates that quarterly service fees would be approximately US$7 million for the second half of the 2018 LifeScan financial year. Based on this assumption, the lump sum service fee would be approximately US$32 million (approximately A$44 million based on the exchange rate prevailing at the date of this release). There are a number of factors which could cause actual quarterly service fees for the second half and the lump sum service fee to differ from the indicative estimates provided above, including the extent to which the actual growth rates and exchange rates differ from those assumed above. Accordingly, investors are cautioned against placing undue reliance on the indicative guidance provided in this announcement.

UBI’s cash position including restricted cash as at 31 August 2018 was A$33.4 million. Including the estimated quarterly service fees for the second half of 2018 assumed above, UBI expects its operating cash flow to be in a cash break even position at the end of January 2019, prior to the receipt of the lump sum service fees from LifeScan by February 2019. Based on this, UBI’s net cash position at the end of January 2019 (using the assumptions referred to above and after accounting for the repayment of the US$15 million (A$21 million based on exchange rate prevailing at the date of this release) Athyrium term loan facility) is expected to be approximately A$12 million prior to the receipt of the lump sum service fee.

UBI intends to finalise and announce its plan for the surplus cash and term loan repayment prior to year end having regard to the manner in which its business develops and the actual amount of quarterly service fees received.

For a detailed description of the Master Services and Supply Agreement with LifeScan, please refer to our most recent Annual report and subsequent Quarterly reports.

Ends

Enquiries:

Mr. Rick Legleiter

Mr. Salesh Balak

+61 3 9213 9000

About Universal Biosensors

For additional information regarding Universal Biosensors, refer to: http://www.universalbiosensors.com. Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the US Securities Exchange Act of 1934. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposals outlined in this release will occur, and the terms of any such proposal are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.